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                                                                      Exhibit 21

                           Subsidiaries of Registrant


                                   Country/State of              % of Voting
     Name                           Incorporation              Securities Owned
     ----                           -------------              ----------------
     Securities Owned

     LogEtronics Corporation           New York                      100%

     Visiplex Instruments Corporation  New York                      100%

     AFP/LOGE International            New York                      100%

     Regam Medical Systems
     International AB                  Sweden                        100%

     Dent-X International Inc.         New York                      100%